Exhibit 99.1
[Apache Logo]

CONTACTS:
(Media):	Bill Mintz	(713) 296-7276
	Patrick Cassidy	(713) 296-6100
(Investor):	Alfonso Leon	(713) 296-6692
(Website):	www.apachecorp.com
APACHE APPOINTS WILLIAM C. MONTGOMERY TO BOARD OF DIRECTORS
     HOUSTON, Sept. 20, 2011 — Apache Corporation (NYSE, Nasdaq: APA) today announced the appointment of William C. Montgomery, a managing director of Quantum Energy Partners, a private equity firm that focuses on investments in the energy and power industries, to its board of directors.
     Montgomery is a member of Quantum’s executive and investment committees, involved in setting of the firm’s strategy and responsible for originating and overseeing investments in the oil and gas upstream, midstream, and oilfield service sectors.
     Prior to joining Quantum, Montgomery was a partner in the Investment Banking Division of Goldman, Sachs & Co. During his tenure, he headed Goldman’s Americas Natural Resources Group as well as its Houston office. He was also a member of Goldman’s Investment Banking Services Leadership Group. During his 22 years as a banker, Montgomery focused on large cap energy companies primarily in the upstream and oil service sectors.
     “Bill has provided a wide range of counsel to Apache and others in the oil and gas industry over a broad spectrum of issues,” said Charles J. Pitman, chairman of the Apache board’s corporate governance and nominating committee. “His experience enables him to assess the risks, challenges and opportunities facing a company like Apache — and he understands our strategy and culture as well as anyone.”
     Montgomery has been an active civic leader, chairing the boards of the Houston Museum of Natural Science and the St. Francis Episcopal Day School; he continues to serve on both boards. He is also a member of the board of trustees for the St. Luke’s Episcopal Health System and the Kinkaid School Endowment. Bill earned his bachelor’s in Business Administration from the University of Texas and his M.B.A. from the Wharton School at the University of Pennsylvania.
     Apache Corporation is an oil and gas exploration and production company with operations in the United States, Canada, Egypt, the United Kingdom North Sea, Australia and Argentina. Apache posts announcements, updates, investor information and all recent press releases, on its website, www.apachecorp.com.
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